Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sypris Solutions, Inc. of our reports dated March 31, 2015, which included an emphasis of a matter regarding the loss of a key customer as of January 1, 2015 and amendment of their debt agreement as of March 12, 2015, relating to the consolidated financial statements for the year ended December 31, 2014 included in the Annual Report Form 10-K of Sypris Solutions, Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Louisville, Kentucky

May 19, 2015